PROSPECTUS Dated January 24, 2001                     Pricing Supplement No.9 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 25, 2001                                   Dated February 16, 2001
                                                                  Rule 424(b)(3)


                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES D
                Euro Floating Rate Senior Bearer Notes Due 2002

                            -----------------------

     We may not redeem these Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due 2002) prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We have applied to the U.K. Listing Authority for the notes to be admitted on the Official List of the London Stock Exchange.

     We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:             JPY 4,200,000,000

Maturity Date:                March 1, 2002

Settlement Date
  (Original Issue Date):      March 1, 2001

Interest Accrual Date:        March 1, 2001

Issue Price:                  100%

Specified Currency:           Japanese Yen ("JPY")

Redemption Percentage
  at Maturity:                100%

Base Rate:                    LIBOR

Spread (Plus or Minus):       Plus 0.04% per annum

Spread Multiplier:            N/A

Index Currency:               JPY

Index Maturity:               3 months

Maximum Interest Rate:        N/A

Minimum Interest Rate:        N/A

Initial Interest Rate:        To be determined on the second
                              London banking day prior to the
                              Original Issue Date

Initial Redemption Date:      N/A

Initial Redemption
  Percentage:                 N/A

Annual Redemption
  Percentage Reduction:       N/A

Optional Repayment
  Date(s):                    N/A

Interest Payment Dates:       June 1, 2001, September 1, 2001,
                              December 1, 2001, March, 1, 2002;
                              provided that if any such day
                              (except the maturity date) is not a
                              business day, that interest payment
                              date will be the next succeeding day
                              that is a business day, unless that
                              succeeding business day would fall
                              in the next calendar month, in
                              which case such interest payment
                              date will be the immediately
                              preceding business day.

Interest Payment Period:      Quarterly

Interest Reset Dates:         Each interest payment date

Interest Reset Periods:       Quarterly

Business Day:                 Tokyo, London, and New York

Calculation Agent:            The Chase Manhattan Bank

Agent:                        Morgan Stanley & Co.
                              International Limited

Denominations:                JPY 10,000,000

Common Code:                  012524714

ISIN:                         XS0125247147

Other Provisions:             None

Terms not defined above have the meanings given to those terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER